Exhibit 8.3

[LETTERHEAD OF TREND ASSOCIATES]

To:

Zuoan Fashion Limited

Cricket Square, Hutchins Drive, P.O. Box 2681,

Grand Cayman, KY1-1111, Cayman Islands

3 January 2011

Initial public offering of American Depositary Shares (“ADSs”) of Zuoan Fashion Limited (the “Company”) and admission to listing of the ADSs on the New York Stock Exchange

Dear Sirs:

1.          Introduction

We are acting as legal advisers of the Company as to matters of laws of the People’s Republic of China (the “PRC”, which for the purposes of this legal opinion, excludes Hong Kong Special Administrative Region, Macao Special Administration Region of the People’s Republic of China and Taiwan) and have been instructed by the Company to issued this legal opinion with respect to the Company in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission, under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company and the Selling Shareholders of ADSs, representing ordinary shares, par value US$0.00025 per share, of the Company (“Ordinary Shares”) and (ii) the admission of the ADSs of the Company for trading on the New York Stock Exchange.

2.          Definitions

“Governmental Authority” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and sub-ordinate legislations issued or promulgated by a Governmental Authority currently in force and publicly available on the date of this opinion.

“PRC Subsidiaries” refers to Zuoan Dress Co., Ltd., Shishi (“Shishi Zuoan”) and Shanghai Mingfu Fashion Limited (“Shanghai Mingfu”).

3.          General Scope of the Opinion

We are qualified to practice law in the PRC, and in so acting, we have examined the originals or copies provided to us by or on behalf of the Company and its PRC Subsidiaries and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In examining these documents and for the purpose of giving this opinion, we have assumed the genuineness of signatures, chops and seals, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

This opinion is rendered on the basis of PRC Laws. There is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation. We do not purport to be expert on and do not purport to be generally familiar with or qualified to express opinions based on any laws other than PRC Laws and accordingly express or imply no opinion herein based upon any laws other than PRC Laws.

4.          Opinions

Except as disclosed in the Registration Statement, the Company will not be subject to income tax imposed in the PRC or any subdivision thereof. Except as disclosed in the Registration Statement, any dividends or distributions made by the Company to holders or beneficial owners of the Ordinary Shares or ADSs will not be subject to any PRC withholding tax or PRC tax of any other nature, and a holder or beneficial owner of the Ordinary Shares or ADSs will not be subject to any PRC transaction tax, stamp duty or similar tax or duty or any PRC withholding tax or other PRC taxes of any nature in connection with the receipt of any dividends or distributions on the Ordinary Shares or ADSs, provided that the holder or beneficial owner is not subject to PRC tax by reason of citizenship, permanent establishment, residence or otherwise subject to PRC taxes imposed on or measured by net income or net profits (and to the extent not granted an exemption or other relief under any applicable double-tax treaty).

We hereby confirm that the discussion under the caption “Taxation—PRC Taxation” in the Registration Statement, subject to the conditions and limitations described therein, sets forth our opinion as to the material PRC income tax considerations applicable to non-PRC holders of the Company’s Ordinary Shares or ADSs.

We hereby consent to the use of this opinion by you in connection with, and the filing hereof as an exhibit to, the above-mentioned Registration Statement.

Yours faithfully

/s/ Liao Kaizhan
Liao Kaizhan, on behalf of
Trend Associates
Position: Partner